Exhibit 4.23

Exclusive Option Agreement

This Exclusive Option Agreement (this “Agreement”), dated as of October 26, 2015, is made by and among the following parties in Beijing, the People’s Republic of China (“PRC”), and is the revised and restated version of the Exclusive Option Agreements executed on August 2, 2012:

Party A: Beijing Lebai Information Consulting Co., Ltd.

Party B: Beijing Xueersi Education Technology Co., Ltd.

Party C: Beijing Lebai Education Consulting Co., Ltd.

(Party A, Party B and Party C are respectively hereinafter referred to as “Party”, and are collectively referred to as “Parties”)

WHEREAS:

Party B owns 100% of the equity interests of Party C. Through amiable negotiation, the Parties mentioned above intend to enter into an agreement concerning Party A purchasing the equity interests of Party C owned by Party B.

NOW THEREFORE, the Parties through amiable negotiations agree as follows:

1.	Option Granted

1.1	Party B hereby irrevocably grants to Party A, on the condition that it is permitted under the PRC law, the exclusive and irrevocable right to purchase on its own or designate another person(s) (“Designated Person”) to purchase from Party B all or part of the equity interests of Party C held by Party B at once or through several times with the price provided under the Article 1.3 of this Agreement at any time (“Purchase Right”) in accordance with the procedure determined by Party A. Except for Party A and this Designated Person, any other third party shall not have Purchase Right and any other right related to the equity interest owns by Party B. Party C hereby agrees Party B grant Purchase Right to Party A. The word “person” in this Section and this Agreement shall mean any natural person, company, joint venture, partnership, enterprise, trust and other unincorporated organizations.

1.2	Exercise Procedure

Party A to exercise its Purchase Right shall be subject to the provision of PRC laws and regulations. In the event that the Party A exercise its Purchase Right, Party A shall provide a written notice to Party B (“Purchase Notice”), such Purchase Notice shall speficy the following information: (a) the decision of Party A to exercise its Purchase Right; (b) the portion of equity interest Party A intends to purchase (“Purchased Share”); and (c) the date for purchasing Purchased Share and/or the date to transfer Purchased Share.

1.3	Purchase Price

Unless appraisal is required under the PRC laws or regulations, the purchase price when Party A exercises its Purchase Right, the purchase price of the Purchased Share (“Purchase Price”) shall be the lowest price permitted under PRC laws.

1.4	The Transfer of Purchased Share

For each exercise of Purchase Right by Party A,

1.4.1	Party B shall cause Party C to hold a shareholder meeting timely, in which a resolution shall be adopted to approve Party B’s transfer Purchased Share to Party A and/or Designated Person(s) in this shareholder meeting;
1.4.2	Party B shall obtain the written statement from other shareholders of Party C giving their consents to the transfer of Purchased Shared from Party B to Party A and/or Designated Person(s) and waiving any right of first refusal hereto;
1.4.3	Party B shall enter into agreements for each transfer of Purchased Share (“Transferred Agreement”) with Party A and/or Designated Person(s) (as applicable) in accordance with the provisions of this Agreement and the Purchase Notice.
1.4.4	All relevant Parties shall execute all necessary agreements, contracts, or documents, obtain all necessary governmental licenses and permits and take all necessary actions to transfer valid ownership of the Purchased Share without any security interest on it to Party A and/or Designated Person(s) and shall cause Party A and/or Designated Person(s) become the registered owner(s) of the Purchased Share. For the purpose of this Section and this Agreement, the “security interest” shall include any security, pledge, their party’s right or interest, any stock option, acquisition right, right of first refusal, right to offset, ownership retention and any other security arrangement, provided that, for avoidance of doubt, such security interest shall exclude any security interest created under this Agreement and the Equity Interest Pledge Agreement. For the purpose of this Section and this Agreement the “Equity Interest Pledge Agreement” as used in this Section and this Agreement shall mean the Equity Interest Pledge Agreement entered by an among Party A, Party B and Party C as of the date hereof (the “Equity Interest Pledge Agreement”), whereby Party B pledges all the equity interest of Party C it owns to Party A, in order to guarantee Party C’s performance of obligations under the Exclusive Business Cooperation Agreement entered by Party C and Party A.

2.	Covenants

2.1	Covenants regarding Party C

Party B (as the shareholder of Party C) and Party C hereby covenants as follows:

2.1.1	They shall not supplement, change or amend the Articles of Association and bylaws of Party C in any manner, increase or reduce Party C’s registered capital or change Party C’s structure of registered capital in any other manner without Party A’s prior written consent;

2.1.2	They shall operate Party C’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs;
2.1.3	Without the prior written consent of Party A, they shall not at any time following the date hereof sell, transfer, mortgage or dispose in any manner any assets of Party C or legal or beneficial interest in the business or revenues of Party C, or allow the encumbrance hereon of any security interest;
2.1.4	without the prior agreement of Party A, they shall not incur, inherit, guarantee or suffer the existence of any debt, except for (i) the debts incurred from the ordinary course of business other than through loans, and (ii) debts disclosed to Party A for which Party A’s written consent has been obtain;
2.1.5	they shall always operate all of the businesses of Party C in ordinary course to maintain the asset value of Party C, and refrain from any action/omission that affect Party C’s operating status and asset value;
2.1.6	without the prior written consent of Party A, they shall not cause Party C to execute any material contract except the contracts executed during the ordinary course of business (for the purpose of this paragraph, if the value of a contract with a price exceeding RMB 100,000, such contract shall be regarded as a material contract.)
2.1.7	They shall not cause Party C to provide any loan or credit to any other person without the prior written consent of Party A;
2.1.8	they shall provide information related to the operation and financial condition of Party C to Party A as Party A requires;
2.1.9	if requested by Party A, it shall procure and maintain insurance in respect of the asset and business of Party C from an insurance company agreed by Party A, at the amount and types of coverage typical for companies that operate similar business;
2.1.10	without the prior written consent of Party A, it shall not allow Party C to merge or consolidate with, invest in or acquire any other person;
2.1.11	without the prior written consent of Party A, they shall not liquidate, dissolve, or deregister Party C;
2.1.12	they shall inform Party A immediately of any litigation, arbitration or administrative proceeding that will occur or may occur related to the assets, businesses, revenues of Party C;
2.1.13	it shall execute all necessary or appropriate documents, take any necessary or appropriate actions and provide all necessary or appropriate complaints or raise all necessary or appropriate defense against claims against to maintain the ownership of all of the asset of Party C;
2.1.14	they shall not issue any dividend to the Party C’s shareholders in any manner without the prior written agreement of Party A, provided that upon the written request of Party A, Party C shall immediately distribute all distributable profits to Party C’s shareholders; and
2.1.15	they shall appoint the designee of Party A as the Party C’s directors as required by Party A.

2.2	Covenant of Party B

Party B hereby covenants that:

2.2.1	Party B shall not sell, transfer, mortgage or dispose of in any other manner any legal or beneficial interest in the equity interest of Party C owned by Party B, or allow to create any encumbrance thereon of security interest, except for the pledge of equity interest placed in accordance with Equity Interest Pledge Agreement of Party B and the security interest that has disclosed to Party A before the execution of this Agreement;
2.2.2	Party B shall cause the shareholder meeting and/or board of directors not to approve any sale, transfer, pledge or deposition in any manner of equity interest or legal or beneficial interest in equity interest of Party C held by Party B or allow the encumbrance thereon of any security interest, without prior consent of Party A, except for pledge of equity interest placed in accordance with Equity Interest Pledge Agreement of Party B and the security interest that has disclosed to Party A before the execution of this Agreement;
2.2.3	Party B shall cause the shareholder meeting and/or board of directors not to approve any merger, consolidation between Party C and any other person or investment or acquisition other person by Party C without prior written consent of Party A.
2.2.4	Party B shall inform Party A immediately of any litigation, arbitration or administrative procedure that will occur or may occur related to the asset, business, revenue of Party C;
2.2.5	Party B shall cause the shareholder meeting or the board of directors to vote their approval the transfer of Purchased Share as set forth in this Agreement and take any and all other actions as the Party A may require;
2.2.6	to the extent necessary to maintain the ownership of all of the asset of Party C, Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise all necessary and appropriate defenses against all the claims;
2.2.7	Party B shall appoint any designee of Party A as the Party C’s directors as required by Party A.
2.2.8	Party B shall transfer the equity interest of Party C it owns to Party A and/or Designated Person(s) in accordance with the Purchase Right provided in this Agreement immediately and unconditionally upon the request by Party A at any time, and Party B hereby waives its right of first refusal to the equity interest transferred by another existing shareholder of Party C (if any); and
2.2.9	Party B shall strictly abide by the provision of this Agreement and other agreements jointly or respectively executed by and among Party B, Party C and Party A, perform the obligations thereunder, and shall refrain from any action/omission that may affect the effectiveness and enforceability thereof. If Party B has any remaining right in the equity interest under this Agreement, the Equity Interest Pledge Agreement entered by and among the Parties, or in the equity interest granted to Party A as the beneficial owner under the Power of Attorney, Party B shall not exercise any of such remaining right without the written direction of Party A.

3.	Representations and Warranties

Party B and Party C hereby represents and warrants to Party A, jointly and severally, as of the date of this Agreement and each date of transferring the Purchased Share that:

3.1	It has the authorization to execute and deliver this Agreement and perform all the obligations hereunder. Party B and Party C agrees to execute a Transfer Agreement consistent with this Agreement when Party A exercises its Purchase Right. This Agreement and the Transfer Agreement to which the Parties are the parties shall constitute, or will constitute the legal, valid, and binding obligations and shall be enforceable against them in accordance with its provisions and conditions.

3.2	The execution and delivery of this Agreement or any Transfer Agreement and the performance of obligations under this Agreement or any Transfer Agreement shall not (i) cause any violation of applicable law of PRC; (ii)be inconsistent with with the Articles of Association, bylaws or other organizational documents of Party C; (iii)cause any breach of agreement or instrument to which they are a party or which are binding on them; (iv) cause any violation to any condition for the grant and/or continued effectiveness of any license or permit issued to either of them; or (v) cause suspension or revocation or imposition any additional condition to any license or permit issue to either of them;

3.3	Party B shall have good and merchantable title to the equity interest of Party C it owns. Except for the pledge of equity interest placed in accordance with Equity Interest Pledge Agreement of Party B and the security interest that has disclosed to Party A before the execution of this Agreement, Party B has not placed any security interest on such equity interest;

3.4	Party C shall have good and merchantable title to all of its assets, and it has not placed any security interest on the aforementioned assets;

3.5	Party C does not have any outstanding debt, except for (i) debt incurred in the ordinary course of business, and (ii) the debts disclosed to Party A for which Party A’s written consent has been obtained.

3.6	there is no pending or threatened litigation, arbitration or administrative proceeding relating to the equity interest in Party C, asset of Party C or Party C.

4.	Effective Date

4.1	This Agreement shall become effective upon the execution by each Parties. The term of this Agreement shall be permanent until all of the obligations and rights under this Agreement are completely performed.

5.	Governing Law and Dispute Resolution

5.1	Governing Law

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the formally published and publicly available laws of PRC Matters not covered by formally published and publicly available laws of PRC shall be governed by international legal principles and practices.

5.2	Methods of Resolution of Disputes

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, and to be solved in accordance with its effective Arbitration Rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

6.	Taxes and Fees

6.1	Each Party shall pay any and all transfer and registration tax, expenses and fees incurred thereby or levied thereon in accordance with the laws of PRC in connection with the preparation and execution of this Agreement and the Transfer Agreement, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Agreement.

7.	Notices

7.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

7.1.1	Notice given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.
7.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

7.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A: Beijing Lebai Information Consulting Co., Ltd.

Address: 4-02,4-09,4-10,4-15 Fool 4th Building 4, Yard 6, Futongdongda Street, Wangjing, Chaoyang District Beijing.

Attention: Wei CAO

Phone:010-64279166

Facsimiles: 010-64296945

Party B: Beijing Xueersi Education Technology Co., Ltd.

Address: Fool 12th Danling SOHO Building, No. 6 Danling Street, Haidian District, Beijing

Attention: Haifeng ZHOU

Phone:010-52926669

Party C: Beijing Lebai Education Consulting Co., Ltd.

Address: 4-02,4-09,4-10,4-15 Fool 4th Building 4, Yard 6, Futongdongda Street, Wangjing, Chaoyang District Beijing.

Attention: Wei CAO

Phone:010-64279166

Facsimiles: 010-64296945

Any Party may at any time change its address for notices by a notice delivered to other Parties in accordance with the term hereof.

8.	Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is needed to be disclosed by any Party to its legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Sections. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

9.	Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.	Miscellaneous

10.1	Amendment, Change and Supplement

Any amendment, change and supplement to this Agreement shall require the execution of a written agreement by all of the Parties.

10.2	Entire Agreement

Except for the amendment, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

10.3	Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

10.4	Language

This Agreement has three copies, and each copy has equal legal validity.

10.5	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intensions of the Parties, and the economic effect of such effective provisions shall be as closed as possible to the economic effect of those invalid, illegal or unenforceable provisions.

10.6	Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assigns of such Parties.

10.7	Survival

10.7.1	Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early terminations hereof.
10.7.2	The provisions of Section 5, 7, 8 and this Section 10.7 shall survive the termination of this Agreement.

10.8	Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

10.9	Upon the execution of this Agreement, this Agreement shall supersede and replace any promise, memorandum, agreement and any other document concerning the matters involved in this Agreement, including but not limited to the Exclusive Option Agreement by and among Party A, Party C and other relevant parties on August 2, 2012.

(There is no text in the remaining page.)

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party A: Beijing Lebai Information Consulting Co., Ltd. (Seal) /Seal/

Authorized Representative: /s/ Authorized Representative

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party B: Beijing Xueersi Education Technology Co., Ltd. (Seal) /Seal/

Authorized Representative: /s/ Authorized Representative

EXCLUSIVE OPTION AGREEMENT

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party C: Beijing Lebai Education Consulting Co., Ltd. (Seal) /Seal/

/s/ Ying Wu

Name: Ying WU

Position: Legal Representative